File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PERRY ELLIS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-1162998
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3000 N.W. 107th Avenue, Miami, Florida 33172

(Address of Principal Executive Offices)(Zip Code)

Perry Ellis International, Inc. 2015 Long-Term Incentive Compensation Plan

(Full Title of the Plan)

George Feldenkreis

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

(Name and Address of Agent For Service)

(305) 592-2830

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

A. Jeffry Robinson, P.A.

Broad and Cassel

One Biscayne Tower, 21st Floor

2 South Biscayne Boulevard

Miami, Florida 33131

(305) 373-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,000,000	$24.37	$24,370,000	$2,831.79

(1)	Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, this registration statement covers an indeterminate number of securities to be offered as a result of any adjustment from stock splits, stock dividends or similar transactions.

(2)	Computed in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share of $24.37 was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on the NASDAQ Global Select Market on September 11, 2015.

EXPLANATORY NOTE

Perry Ellis International, Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register the additional options and stock appreciation rights that may be granted and shares of common stock, par value $0.01 per share, that may be issued pursuant to awards granted under the Perry Ellis International, Inc. 2015 Long-Term Incentive Compensation Plan (the “2015 Plan” or the “Plan”), which is an amendment and restatement of the Perry Ellis International, Inc. 2005 Long-Term Incentive Compensation Plan, as amended and restated on June 12, 2008, and again on June 9, 2011 (the “2005 Plan”). This Registration Statement also includes a reoffer prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future by our shareholders of common stock in respect of grants made, or to be made, under the 2015 Plan or the 2005 Plan (prior to the adoption of the amendments incorporated into the 2015 Plan). The reoffer prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. All such documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also furnish, without charge, to each employee, upon the written or oral request of such employee, a copy of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to the General Counsel at the Registrant’s principal executive offices located at 3000 N.W. 107th Avenue, Miami, Florida 33172, having a general telephone number of (305) 592-2830.

REOFFER PROSPECTUS

1,000,000 SHARES OF COMMON STOCK

OF PERRY ELLIS INTERNATIONAL, INC.

This reoffer prospectus relates to 1,000,000 shares of our common stock, par value $0.01 per share, which may be offered for sale from time to time by certain shareholders of Perry Ellis International, Inc. (“Perry Ellis”), as described under the caption “Selling Shareholders.” These selling shareholders are current or former directors, officers or employees of Perry Ellis. We will not receive any proceeds from the sale of shares of common stock pursuant to this reoffer prospectus. The selling shareholders acquired the common stock pursuant to grants under our 2015 Long-Term Incentive Compensation Plan (the “2015 Plan” or the “Plan”), which is an amendment and restatement of our 2005 Long-Term Incentive Compensation Plan adopted on June 7, 2005, as amended and restated on June 12, 2008, and again on June 9, 2011 (the “2005 Plan”), and these shareholders may resell all, a portion, or none of the shares of common stock from time to time.

The shares of common stock are “control securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by selling shareholders, on a continuous or delayed basis, to the public without restriction. Each shareholder that sells shares of our common stock pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. In addition, any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

You should read this reoffer prospectus and any accompanying prospectus supplement carefully before you make your investment decision. The sales may occur in transactions on the NASDAQ Global Select Market at prevailing market prices or in negotiated transactions. We will not receive any proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling shareholders will be borne by that shareholder.

Investing in the common stock involves risks. See “Risk Factors” beginning on page 4.

Our common stock is currently listed for trading on the NASDAQ Global Select Market under the symbol “PERY.” The last reported sale price of our common stock on the NASDAQ Global Select Market on September 11, 2015 was $24.49 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is September 14, 2015.

i

THE COMPANY

The summary description of our business may not contain all information that may be important to you. You should read this entire prospectus, including the information set forth herein under the heading “Risk Factors” and our financial statements and related notes, included or incorporated by reference in this prospectus, before making an investment decision.

References in this reoffer prospectus to “we,” “us,” “our,” “Perry Ellis,” the “registrant” or the “company,” unless the context requires otherwise, refer to Perry Ellis International, Inc.

We are one of the leading apparel companies in the United States. We manage a portfolio of major brands, some of which were established over 100 years ago. We design, source, market and license our products nationally and internationally at multiple price points and across all major levels of retail distribution in over 25,000 selling doors. Our portfolio of highly recognized brands include: Axist®, Ben Hogan®, Cubavera®, Farah®, Grand Slam®, Jantzen®, John Henry®, Laundry by Shelli Segal®, Manhattan®, Original Penguin® by Munsingwear® (“Original Penguin”), Perry Ellis®, Rafaella®, and Savane®. We also (i) license the Callaway Golf® brand, PGA Tour® brand, and the Jack Nicklaus® brand for golf apparel, (ii) license the Jag® brand for men’s and women’s swimwear and cover-ups and (iii) license the Nike® brand for swimwear and swimwear accessories.

We distribute our products primarily to wholesale customers that represent all major levels of retail distribution including department stores, national and regional chain stores, mass merchants, specialty stores, sporting goods stores, the corporate wear market, e-commerce, as well as clubs and independent retailers, in the United States, Canada, Mexico, the United Kingdom and Europe. Our largest customers include Walmart Stores Inc., which includes Sam’s Wholesale Club (“Sam’s”) together (“Walmart”), Kohl’s Corporation (“Kohl’s”), Macy’s, Inc. (“Macy’s”), The Marmaxx Group, and Dillard’s Inc. (“Dillard’s”). As of April 1, 2015, we operated 42 Perry Ellis, nine Original Penguin and three multi-brand retail outlet stores located primarily in upscale retail outlet malls across the United States, United Kingdom and Puerto Rico. As of April 1, 2015 we also operated three Perry Ellis, two Cubavera and 19 Original Penguin full price retail stores located in upscale demographic markets in the United States and United Kingdom. In addition, we leverage our design, sourcing and logistics expertise by offering a limited number of private label programs to retailers. In order to maximize the worldwide exposure of our brands and generate high margin royalty income, we license our brands through four worldwide, 67 domestic, and 89 international license agreements covering over 100 countries.

In fiscal 2015, our Men’s Sportswear and Swim segment, which is comprised of men’s sportswear, swimwear and accessories, accounted for 71% of our total revenues, our Women’s Sportswear segment accounted for 15% of our total revenues, our Direct-to-Consumer segment, which is comprised of retail and e-commerce, accounted for 10% of our total revenues and our licensing segment accounted for approximately 4% of our total revenues. Finally, our U.S. based business represented approximately 88% of total revenues, while our foreign operations represented 12% of total revenues for fiscal 2015.

Our licensing business is a significant contributor to our operating income. We license the brands we own to third parties for the manufacturing and marketing of various products in distribution channels and countries in which we do not distribute those brands, including men’s and women’s apparel and footwear, men’s suits, underwear, loungewear, outerwear, fragrances, eyewear and accessories. These licensing arrangements heighten the overall awareness of our brands without requiring us to make capital investments or incur additional operating expenses.

We were incorporated in Florida in April 1967 and changed our name from Supreme International Corporation to Perry Ellis International, Inc. on June 18, 1999. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution readers that this report and the portions of the proxy statement incorporated by reference into this report include “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could affect our financial performance, cause actual results to differ from our estimates, or underlie such forward-looking statements, are as set forth below and in various places in this reoffer prospectus and in the portions of the documents incorporated by reference, including under the heading “Risk Factors” in this reoffer prospectus. These factors include:

•	general economic conditions,

•	a significant decrease in business from or loss of any of our major customers or programs,

•	anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation,

•	recent and future economic conditions, including turmoil in the financial and credit markets,

•	the effectiveness of our planned advertising, marketing and promotional campaigns,

•	our ability to contain costs,

•	disruptions in the supply chain,

•	our future capital needs and our ability to obtain financing,

•	our ability to protect our trademarks,

•	our ability to integrate acquired businesses, trademarks, tradenames and licenses,

•	our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products,

•	the termination or non-renewal of any material license agreements to which we are a party,

•	changes in the costs of raw materials, labor and advertising,

•	our ability to carry out growth strategies including expansion in international and direct to consumer retail markets,

•	the level of consumer spending for apparel and other merchandise,

•	our ability to compete,

•	exposure to foreign currency risk and interest rate risk,

•	possible disruption in commercial activities due to terrorist activity and armed conflict,

•	actions of activist investors and the cost and disruption of responding to those actions, and

•	other factors set forth in this report and in our other Securities and Exchange Commission (“Commission”) filings.

You are cautioned that all forward-looking statements involve risks and uncertainties, detailed in our filings with the Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

RISK FACTORS

Our business faces certain risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business. If any of the events or circumstances described as risks below or elsewhere in this report actually occurs, our business, results of operations or financial condition could be materially and adversely affected.

We rely on a few key customers, and a significant decrease in business from the loss of any one key customer or key program could substantially reduce our revenues and harm our business.

We derive a significant amount of our revenues from a few major customers. For example, net sales to our five largest customers accounted for approximately 49%, 43% and 46% of net sales for fiscal 2015, 2014 and 2013, respectively. For fiscal 2015, four customers accounted for over 10% of net sales: Walmart accounted for 14% and Kohl’s, Macy’s and Marmaxx Group each accounted for 10% of net sales, respectively. For fiscal 2014, two customers accounted for over 10% of net sales: Kohl’s and Macy’s accounted for approximately 11% and 10% of net sales, respectively. For fiscal 2013, two customers accounted for over 10% of net sales: Kohl’s and Macy’s accounted for approximately 14% and 10% of net sales, respectively.

A significant decrease in business from or loss of any of our major customers could harm our financial condition by causing a significant decline in revenues.

We do not have long-term contracts with any of our customers and purchases generally occur on an order-by-order basis. We believe that purchasing decisions are generally made independently by individual department stores within a company-controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to us of such concentration increases. Furthermore, our customers could curtail or cease their business with us because of changes in their strategic and operational initiatives, such as an increased focus on private label, consolidation with another retailer, changes in our customer’s buying patterns, financial instability and other reasons. If our customers curtail or cease business with us, our revenues could significantly decrease and our financial condition could be significantly harmed.

Recent and future economic conditions, including turmoil in the financial and credit markets, may adversely affect our business.

Recent economic conditions may adversely affect our business, our customers, and our financing and other contractual arrangements. In addition, conditions may remain depressed in the future or may be subject to further deterioration. Recent and future developments in the United States and global economies may lead to further reductions in consumer spending, which could have an adverse effect on the sales of our products. Such events could adversely affect the business of our wholesale and retail customers, which may among other things, result in financial difficulties leading to restructuring, bankruptcies, liquidations, and other unfavorable events of our customers, and may cause such customers to reduce or discontinue orders of our products. Financial difficulties of our customers may also affect the ability of our customers to access credit markets or lead to higher credit risk relating to receivables from customers. Recent or future turmoil in the financial and credit markets could make it more difficult for us to obtain financing or refinance existing debt when the need arises or on terms that would be acceptable to us.

Domestic and international political situations may also affect consumer confidence. The threat, outbreak or escalation of terrorism, military conflicts or other hostilities could lead to further decreases in consumer spending.

The worldwide apparel industry is heavily influenced by general economic conditions, which could negatively impact our orders and our overall results of operations.

The apparel industry is highly cyclical and heavily dependent upon the overall level of consumer spending. Purchases of apparel and related goods tend to be highly correlated with cycles in the disposable income of consumers. Our wholesale customers may anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. Accordingly, a reduction in consumer spending in any of the regions in which we compete as a result of any substantial deterioration in general economic conditions (including as a result of uncertainty in world financial markets, weakness in the credit markets, changes in the price of fuel, international turmoil or terrorist attacks) or increases in interest rates could adversely affect the sales of our products.

We may not be able to anticipate consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers and result in a significant decrease in net sales.

Our failure to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect acceptance of our products by retailers and consumers and may result in a significant decrease in net sales or leave us with a substantial amount of unsold inventory. We believe that our success depends on our ability to anticipate, identify and respond to changing fashion trends in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. We may not be able to continue to develop appealing styles or successfully meet constantly changing consumer demands in the future. In addition, any new products or brands that we introduce may not be successfully received by retailers and consumers. Due to the acquisitions of Laundry by Shelli Segal, and Rafaella, we have increased our exposure to women’s apparel, thus making us subject to additional changes in fashion trends as women’s fashion trends have historically changed more rapidly than men’s. If our products are not successfully received by retailers and consumers and we are left with a substantial amount of unsold inventory, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory. If this occurs, our business, financial condition, results of operations and prospects may be harmed.

The failure of our suppliers to use acceptable ethical business practices could cause our business to suffer.

We require our suppliers to operate in compliance with applicable laws and regulations regarding working conditions, employment practices, conflict minerals and environmental compliance. Additionally, we or our customers’ operating guidelines may require additional obligations in those areas. We do not, however, control our suppliers or their labor and other business practices. If one of our suppliers violates labor or other laws or implements labor or other business practices that are generally regarded as unethical in the United States, the shipment of finished products to us could be interrupted, orders could be cancelled, relationships could be terminated and our reputation could be damaged. Any of these events could have a material adverse effect on our revenue and, consequently, our results of operations.

Increases in the prices of raw materials used to manufacture our products or increases in costs to transport our products could materially increase our costs and decrease our profitability.

The principal fabrics used in our business are made from cotton, wool, silk, synthetic and cotton-synthetic blends. The prices we pay for these fabrics are dependent on the market prices for the raw materials used to produce them, primarily cotton and chemical components of synthetic fabrics. These raw materials are subject to price volatility caused by weather, supply conditions, government regulations, energy costs, economic climate and other unpredictable factors. Fluctuations in petroleum prices may also influence the prices of related items such as chemicals, dyestuffs and polyester yarn as well as the costs we incur to transport products from our suppliers and costs we incur to distribute products to our customers. Any raw material price increase or increase in costs related to the transport of our products (primarily petroleum costs) could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers. In addition, if one or more of our competitors is able to reduce its production costs by taking greater advantage of any reductions in raw material prices or favorable sourcing agreements, we may face pricing pressures from those competitors and may be forced to reduce our prices or face a decline in net sales, either of which could have an adverse effect on our business, results of operations or financial condition.

Fluctuations in the price, availability and quality of the fabrics or other raw materials used to manufacture our products, as well as the price for labor, marketing and transportation, could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them. The price and availability of such raw materials may fluctuate significantly, depending on many factors. In the future, we may not be able to pass all or a portion of such higher prices on to our customers.

We are dependent upon the revenues generated by brands we license from third parties, and the loss or inability to renew certain of these licenses could reduce our net income.

The interruption of the business of third parties that license their brands to us could adversely affect our net income. We currently license the Nike, Jag, PGA TOUR, Jack Nicklaus and Callaway Golf brands from third parties. These licenses vary in length of term, renewal conditions and royalty obligations. The average term of these licenses is three to five years with automatic renewals depending upon whether we achieve certain targeted sales goals. We may not be able to renew or extend any of these licenses on favorable terms, if at all. If we are unable to renew or extend any of these licenses, we could experience a decrease in net income.

We are dependent upon the revenues generated by the licensing of our brands to third parties, and the loss or inability to renew certain of these licenses could reduce our royalty income and consequently reduce our net income.

The loss of several licensees of our brands at any one time could adversely affect our royalty income and net income. Royalty income from licensing our brands to third parties accounted for $31.7 million, or 4% of total revenues, for fiscal 2015 and $29.7 million, or 3% of total revenues, for fiscal 2014. These licenses vary in length of term, renewal conditions and royalty obligations. The average term of these licenses is three to five years with automatic renewals depending upon whether certain targeted performance goals are met. We may not be able to renew or extend any of these licenses on favorable terms, if at all. If we are unable to renew or extend any of these licenses, we could experience a decrease in royalty income and net income.

Our business could be harmed if we do not deliver quality products in a timely manner.

Our sourcing, logistics and technology functions operate within substantial production and delivery requirements and subjects us to the risks associated with suppliers, transportation, distribution facilities and other risks. Labor disruptions at independent factories where our goods are produced, the shipping ports we use, or our transportation carriers create significant risks for our business, particularly if these disputes result in work slowdowns, lockouts, strikes, or other disruptions. Most recently, we experienced the impact of the West Coast port slowdowns and work stoppages which resulted in a significant backup of cargo containers at West Coast ports including the port through which we sourced a significant portion of our products. We experienced delays in the shipment of our products as a result of this disruption. Although the West Coast ports are now fully functioning, it is expected that the effects of the disruption could last into the middle of 2015.

If we do not comply with customer product requirements or meet their delivery requirements, our customers could reduce our selling prices, require significant margin support, reduce the amount of business they do with us, or cease to do business with us, all of which could harm our business.

Our sales and operating results are influenced by weather patterns and natural disasters.

Like other companies in the apparel industry, our sales volume may be adversely affected by unseasonable weather conditions or natural disasters, which may cause consumers to alter their purchasing habits or result in a disruption to our operations. Because of the seasonality of our business and the concentration of a significant proportion of our customers in certain geographic regions, the occurrence of such events could disproportionately impact our business, financial condition and operating results.

We are subject to United States federal and state laws and, and if any of the laws or regulations are amended or if new laws or regulations are adopted, compliance could become more expensive and directly affect our income.

We are subject to U.S. federal, state and local laws and regulations affecting our business, including those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Products Safety Commission, the Department of Homeland Security and various labor, workplace and related laws, as well as environmental laws and regulations. If any of these laws is amended or new laws are adopted, compliance could become more costly, and our failure to comply with such laws may expose us to potential liabilities, which could have an adverse impact on our results of operation.

Because we do business abroad, our business could be harmed if changes in political or economic stability, laws, exchange rates, or foreign trade policies should occur.

Our relationship with our foreign suppliers subjects us to the risks of doing business abroad. Because some of our suppliers are located at great geographic distances from us, our transportation costs are increased and longer lead times are required, which reduces our flexibility. Our finished goods are also subject to import duties, quotas and other restrictions. Other risks in doing business with foreign suppliers include political or economic instability, terrorist activities, and restrictions on the transfer of funds. Our efforts to maintain compliance with local laws and regulations may require us to incur significant expenses, and our failure to comply with such laws may expose us to potential liability, which could have an adverse effect on our results of operations.

Our business operations has several international components including sourcing of product, licensing and distribution arrangements and direct operations in Canada, Mexico and Europe which expose us to foreign exchange risk and such risk may increase as we expand our international operations and licensing and distribution portfolio. Changes in exchange rates between the United States dollar and other currencies can impact our financial results in two ways; a translation impact and a transaction impact. The translation impact refers to the impact that changes in exchange rates can have on our published financial results, as our revenue and profit earned in local foreign currencies is translated into United States dollars using an average exchange rate over the representative period. Accordingly, during times of a strengthening United States dollar, particularly against the British Pound, the Canadian dollar, and the Mexican Peso, our results of operations will be negatively impacted, as was the case during fiscal 2015, and during times of a weakening United States dollar, our results of operations will be favorably impacted.

Although we have not been affected in a material way by any of the foregoing factors, we cannot predict the likelihood or frequency of any such events occurring and any material disruption may have an adverse effect on our business.

We may face challenges integrating the operations of our recently acquired brands or any businesses we may acquire, which may negatively impact our business.

As part of our strategy of making selective acquisitions, we acquire new brands and product categories, including our acquisitions of Rafaella and Ben Hogan. Acquisitions have inherent risks, including the risk that the projected sales and net income from the acquisition may not be generated, the risk that the integration is more costly and takes longer than anticipated, risks of retaining key personnel, and risks associated with unanticipated events and unknown legal liabilities. Any of these and other risks may harm our business. We cannot assure you that any acquisition will not have a material adverse impact on our financial condition and results of operations.

With respect to previous acquisitions, we faced challenges in consolidating functions and integrating management procedures, personnel and operations in an efficient and effective manner, which if not managed as projected, could have negatively impacted our business. Some of these challenges included increased demands on management related to the significant increase in the size and diversity of our business after the acquisition, the dedication of management’s attention to implement our strategies for the business, the retention and integration of key employees, determining aspects of the acquired business that were to be kept separate and distinct from our other businesses, and difficulties in assimilating corporate culture and practices into ours.

We have a significant amount of debt, which could have important negative consequences to us, including making it difficult for us to satisfy all of our obligations in the event we experience financial difficulties.

As of January 31, 2015, we had approximately $172.9 million of debt outstanding (excluding amounts outstanding under our letter of credit facility). Our indebtedness could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to our senior subordinated notes,

•	increasing our vulnerability to adverse general economic and industry conditions, as we are required to devote a proportionally greater amount of our cash flow to paying principal and interest on our debt,

•	limiting our ability to obtain additional financing to fund large capital expenditures, acquisitions and other general corporate requirements,

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures or other general corporate purposes,

•	increasing our vulnerability to adverse changes in governmental regulations,

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, and

•	placing us at a competitive disadvantage compared to our less leveraged competitors during periods in which we experience lower earnings and cash flow.

Our ability to pay interest on our indebtedness and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and cash flow and possibly our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on our indebtedness or to meet our liquidity needs or other obligations, we will need to refinance our existing debt, obtain additional financing or sell assets. If we are unable to do so, we cannot assure you that we will be able otherwise to renegotiate or refinance any of our debt, or obtain additional debt, on commercially reasonable terms or at all. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

Our profitability may decline as a result of increasing pressure on margins.

The apparel industry is subject to significant pricing pressure caused by many factors, including intense competition, consolidation in the retail industry, pressure from retailers to reduce the costs of products and changes in consumer spending patterns. These factors may cause us to reduce our sales prices to retailers and consumers, which could cause our gross margin to decline if we are unable to appropriately manage inventory levels and/or reduce our operating costs. If we fail to adequately manage our product costs or operating expenses, our profitability will decline. This could have a material adverse effect on our results of operations, liquidity and financial condition.

Our ability to conduct business in international markets may be affected by legal, regulatory, political and economic risks.

Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is subject to risks associated with international operations. These include:

•	the burdens of complying with a variety of foreign laws and regulations,

•	compliance with U.S. and other country laws relating to foreign operations, including U.S. and foreign anti-corruption laws such as the Foreign Corrupt Practices Act, which prohibits U.S. companies from making improper payments to foreign officials for the purpose of obtaining or retaining business,

•	unexpected changes in regulatory requirements,

•	new tariffs or other barriers in some international markets,

•	political instability and terrorist attacks,

•	changes in diplomatic and trade relationships, and

•	general economic fluctuations in specific countries or markets.

We cannot predict whether quotas, duties, taxes, or other similar restrictions will be imposed by the United States, the European Union, countries in Asia, or other countries upon the import or export of our products in the future, or what effect any of these actions would have on our business, financial condition or results of operations. Changes in regulatory, geopolitical, social or economic policies and other factors may have a material adverse effect on our business in the future or may require us to significantly modify our current business practices.

We operate in a highly competitive and fragmented industry and our failure to successfully compete could result in a loss of one or more significant customers.

The apparel industry is highly competitive and fragmented. Our competitors include numerous apparel designers, manufacturers, importers and licensors, many of which have greater financial and marketing resources than us. We believe that the principal competitive factors in the apparel industry are:

•	brand name and brand identity,

•	timeliness, reliability and quality of services provided,

•	market share and visibility,

•	the ability to obtain sufficient retail floor space,

•	price, and

•	the ability to anticipate customer and consumer demands and maintain appeal of products to customers.

The level of competition and the nature of our competitors varies by product segment with low-margin, mass-market manufacturers being our main competitors in the less expensive segment of the market and U.S. and foreign designers and licensors competing with us in the more upscale segment of the market. If we do not maintain our brand names and identities and continue to provide high quality and reliable services on a timely basis at competitive prices, we may not be able to continue to successfully compete in our industry. If we are unable to compete successfully, we could lose one or more of our significant customers, which, if not replaced, could negatively impact our sales and financial performance.

Our balance sheet includes intangible assets and goodwill. A decline in the estimated fair value of an intangible asset or of a reporting unit could result in an impairment charge recorded in our operating results, which could be material.

Goodwill and other indefinite-lived intangible assets are tested for impairment annually and between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Also, we review our amortizable intangible assets for impairment if an event occurs or circumstances change that would indicate the carrying amount may not be recoverable. If the carrying value of an intangible asset or goodwill were to exceed its fair value, the asset would be written down to its fair value, with the impairment charge recognized as a noncash expense in our operating results. Adverse changes in future market conditions or weaker operating results compared to our expectations may impact our projected cash flows and estimates of weighted average cost of capital, which could result in a potentially material impairment charge if we are unable to recover the carrying value of our goodwill and other intangible assets.

Our success depends upon the continued protection of our trademarks and other intellectual property rights.

Our registered and common law trademarks, as well as certain of our licensed trademarks, have significant value and are instrumental to our ability to market our products. Our failure to successfully protect our intellectual property rights, or the substantial costs that we may incur in doing so, may have an adverse effect on our operations.

We may have additional tax liabilities.

We are subject to income taxes in the United States and many foreign jurisdictions. In addition to judgments associated with valuation accounts, our current tax provision can be affected by our mix of income and identification or resolution of uncertain tax positions. Because income from domestic and international sources may be taxed at different rates, the shift in mix during a year or over years can cause the effective tax rate to change. We regularly are under audit by tax authorities. Although we believe our tax estimates are reasonable, the final determination of our tax liabilities as a result of tax audits and any related litigation could be materially different from our historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on our financial position, results of operations, or cash flows in the period or periods for which that determination is made. In addition, there have been proposals to reform U.S. tax laws that would significantly impact how U.S. multinational corporations are taxed on foreign earnings. We earn a portion of our income in foreign countries.

Although we cannot predict whether or in what form this proposed legislation will pass, if enacted it could have a material adverse impact on our tax expense and cash flow.

If we are unable to fully utilize our deferred tax assets, our profitability could be reduced.

Our deferred income tax assets include tax loss and foreign tax credit carryforwards in various jurisdictions. Realization of deferred tax assets is based on a number of factors, including whether there will be adequate levels of taxable income in future periods to offset the tax loss and foreign tax credit carryforwards in jurisdictions where such assets have arisen. Valuation allowances are recorded in order to reduce the deferred tax assets to the amount expected to be realized in the future. In assessing the adequacy of our valuation allowances, we consider various factors including reversal of deferred tax liabilities, forecasted future taxable income and potential tax planning strategies. These factors could reduce the value of the deferred tax assets, which could have a material effect on our profitability.

We depend on certain key personnel the loss of which could negatively impact our ability to manage our business.

Our future success depends to a significant extent on retaining the services of certain executive officers and directors. The loss of the services of a key member of management could have a material adverse effect on our ability to manage our business. Our continued success is dependent upon our ability to attract and retain qualified management and operational personnel to support our future growth. Our inability to do so may have a significant negative impact on our ability to manage our business.

We rely significantly on the use of information technology. Cybersecurity risks - any technology failures causing a material disruption to operational technology or cyber-attacks on our systems affecting our ability to protect the integrity and security of customer and employee information could harm our reputation and/or could disrupt the Company’s operations and negatively impact our business.

We increasingly rely on information technology systems to process, transmit and store electronic information. A significant portion of the communication between personnel, customers and suppliers depends on information technology. We use information technology systems and networks in our operations and supporting departments such as marketing, accounting, finance, and human resources. The future success and growth of our business depend on streamlined processes made available through information systems, global communications, internet activity and other network processes.

Like most companies, despite our current security measures, our information technology systems, and those of our third-party service providers, may be vulnerable to information security breaches, acts of vandalism, computer viruses and interruption or loss of valuable business data. Stored data might be improperly accessed due to a variety of events beyond our control, including, but not limited to, natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. We have technology security initiatives and disaster recovery plans in place to mitigate our risk to these vulnerabilities, but these measures may not be adequate or implemented properly to ensure that our operations are not disrupted or that data security breaches do not occur. Any disruption to these systems or networks could result in product fulfillment delays, key personnel being unable to perform duties or communicate throughout the organization, loss of retail and internet sales, significant costs for data restoration and other adverse impacts on our business and reputation.

Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks. Any breach of our network may result in the loss of valuable business data, misappropriation of our consumers’ or employees’ personal information, or a disruption of our business. Despite our existing security procedures and controls, if our network was compromised, it could give rise to unwanted media attention, materially damage our customer relationships, harm our business, reputation, results of operations, cash flows and financial condition, result in fines or lawsuits, and may increase the costs we incur to protect against such information security breaches, such as increased investment in technology, the costs of compliance with consumer protection laws and costs resulting from consumer fraud.

Our stock price in recent years has been volatile and is likely to continue to be volatile. As a result, the market price of our common stock after this offering may drop below the price you pay, and you may not be able to resell your shares at or above the public offering price.

The market price of our common stock has experienced, and may continue to experience, significant volatility from time to time. Such volatility may be affected by various factors and events, such as:

•	our quarterly operating results, including a shortfall in operating revenue or net income from that expected by securities analysts and investors,

•	changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally,

•	general conditions in our industry and the impacts of changes in the economy and in the apparel and retail industries,

•	general conditions in the financial and securities markets,

•	issuance of a significant number of shares upon exercise of employee stock options, and

•	the other risk factors described in this prospectus supplement.

In recent years, the U.S. stock market has experienced extreme price and volume fluctuations, which have sometimes affected the market price of the securities issued by a particular company in a manner unrelated to the operational performance of the company. This type of market effect could impact our common stock price as well. The volatility of our common stock means that it is more likely that the price of our common stock will have declined substantially at such time as you may look to sell your shares of our common stock. If our share price decreases, the value of your investment could decline substantially.

Future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock in the public market or otherwise, by us or by a major shareholder, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. Pursuant to the 2015 Plan, up to 1,000,000 additional shares of our common stock, which represents approximately 6.0% of our outstanding shares of common stock as of September 4, 2015 after giving effect to this offering, are being made available in this offering in addition to the approximately 110,000 shares of common stock already available under the 2005 Plan. We cannot assure you that this offering will not negatively affect the price of our common stock. As a result, you may not be able to resell your shares at or above the public offering price. In addition, we may issue additional shares of our common stock from time to time as consideration for or to finance future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, the sale of substantial amounts of our common stock, or the perception that these sales may occur, could adversely impact our stock price. After this offering, the selling shareholders will continue to have a significant number of shares of our common stock registered for sale under our current shelf registration statement. We may also grant registration rights covering shares of our common stock or other securities we may issue in connection with any acquisition or investment.

Provisions in our articles of incorporation, as amended and restated, our by-laws, as amended, and the Florida Business Corporation Act could make it more difficult to acquire us and may reduce the market price of our common stock.

Our Fourth Restated Articles of Incorporation and Amended Bylaws contain certain provisions which may make it more difficult and time-consuming for shareholders or third parties to influence our management, policies or affairs, and may discourage, delay or prevent a transaction involving a change-in-control of Perry Ellis and that offer a premium over the current market price of our common stock. These provisions include those which:

•	prohibit cumulative voting in the election of our directors,

•	establish a classified board of directors with staggered three-year terms,

•	provide that the written request of shareholders holding not less than 50% of all votes entitled to be cast on an issue is required for shareholders to call special meetings of our shareholders,

•	establish advance notice and disclosure procedures for shareholders to bring matters, including nomination of a director for election to our board, before a meeting of our shareholders, and

•	prohibit shareholders to take action by written consent in lieu of a shareholder meeting.

As a result, we may be less likely to receive unsolicited offers to acquire us that some of our shareholders might consider beneficial.

The Florida Business Corporation Act, as amended contains provisions, which our directors have elected not to opt out of, that are designed to enhance the ability of our board to respond to and potentially defer attempts to acquire control of Perry Ellis. These provisions may discourage altogether takeover attempts which have not been approved by our board. These provisions may also adversely affect the price that a potential purchaser would be willing to pay for our common stock and, therefore, deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of our incumbent directors and management more difficult. These provisions may enable a minority of our directors and the holders of a minority of our outstanding voting stock or the holders of an existing control block to prevent, delay, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of a majority of our non-affiliate shareholders. These provisions could also potentially adversely affect the market price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. The proceeds from the sale of the common stock offered under this reoffer prospectus are solely for the account of the selling shareholders named in this prospectus.

SELLING SHAREHOLDERS

This reoffer prospectus relates to shares of common stock that are being registered for reoffers and resales by certain of our current or future directors and officers who have acquired or may acquire shares pursuant to the Plan but who are not known as of the date of this reoffer prospectus. This reoffer prospectus will be amended or supplemented from time to time to add the names of such selling shareholders from such group as well as to add a table that sets forth their beneficial ownership of our securities both before and after the offering in accordance with the rules of the Commission. The selling shareholders may resell all, a portion, or none of the shares of common stock indicated in such table from time to time. To our knowledge, none of the possible selling shareholders are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

The shares of common stock covered by this reoffer prospectus are being registered by us for the account of the selling shareholders and their successors, including their transferees, pledgees or donees or their successors.

The shares of common stock offered hereby may be sold from time to time directly by or on behalf of the selling shareholders in one or more transactions on the NASDAQ Global Select Market or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. A selling shareholder may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

In connection with their sales, a selling shareholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We are bearing all costs relating to the registration of the shares of common stock covered by this reoffer prospectus. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling shareholder or other party selling such shares. In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained or complied with. Sales of the shares must also be made by the selling shareholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, selling shareholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling shareholders will sell all or a portion of the common stock offered hereby.

The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

We have notified the selling shareholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby has been passed upon for us by Broad and Cassel.

AVAILABLE INFORMATION

We have filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered hereby. This reoffer prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, located at 100 F Street, NE, Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. The address of this website is www.sec.gov. In addition, you may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

A copy of any document incorporated by reference in the registration statement of which this reoffer prospectus forms a part but which is not delivered with this reoffer prospectus will be provided by us without charge to any person to whom this reoffer prospectus has been delivered upon the oral or written request of that person. Requests should be directed to the attention of the General Counsel of Perry Ellis, at Perry Ellis’s principal executive offices located at 3000 N.W. 107th Avenue, Miami, Florida 33172. Our telephone number is (305) 592-2830.

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus.

INCORPORATED DOCUMENTS

We are incorporating by reference certain information that we have filed with the Commission under the informational requirements of the Exchange Act, which means that we disclose important information to you by referring you to another document filed separately with the Commission. The information contained in the documents we are incorporating by reference is considered to be part of this reoffer prospectus and the information that we later file with the Commission will automatically update and supersede the information contained or incorporated by reference into this reoffer prospectus. We are incorporating by reference:

Our Annual Report on Form 10-K filed with the Commission on April 14, 2015, for the fiscal year ended January 31, 2015;

Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2015, filed with the Commission on June 9, 2015;

Our Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2015, which the Registrant filed with the Commission on September 10, 2015.

Our Proxy Statement on Schedule 14A, filed with the Commission on May 29, 2015;

Our Current Report on Form 8-K, filed with the Commission on July 20, 2015; and

The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission, as such description is updated in any amendment to the Form 8-A.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this reoffer prospectus and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this reoffer prospectus.

We will provide without charge to each person to whom a reoffer prospectus is delivered, upon written or oral request by such person, a copy of any or all of the documents that have been incorporated by reference in this registration statement but not delivered with the reoffer prospectus. Written requests should be sent to:

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

Attention: General Counsel

Oral requests should be made by telephoning (305) 592-2830.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we understand that it is the Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act, as amended, and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference into this registration statement:

1. The Registrant’s Annual Report on Form 10-K filed with the Commission on April 14, 2015, for the fiscal year ended January 31, 2015;

2. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2015, which the Registrant filed with the Commission on June 9, 2015;

3. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2015, which the Registrant filed with the Commission on September 10, 2015.

4. The Registrant’s Proxy Statement on Schedule 14A, which the Registrant filed with the Commission on May 29, 2015;

5. Our Current Report on Form 8-K, filed with the Commission on July 20, 2015; and

6. The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission, as such description is updated in any amendment to the Form 8-A.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such law. The Registrant’s Fourth Restated Articles of Incorporation and Amended Bylaws provide that the

Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and officers.

Item 7.	Exemption from Registration Claimed.

The restricted securities that are being reoffered and resold pursuant to the reoffer prospectus included herein were issued pursuant to the Plan and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

Item 8.	Exhibits.

4.1	Perry Ellis International, Inc. 2015 Long-Term Incentive Compensation Plan(1)

5.1	Opinion of Broad and Cassel

23.1	Consent of Broad and Cassel (contained in its opinion filed as Exhibit 5.1 to this registration statement)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included in the signature page of this registration statement)

(1)	Previously filed as Annex B to the Registrant’s Proxy Statement on Schedule 14A, dated May 29, 2015, and incorporated herein by reference.

Item 9.	Undertakings.

a.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, state of Florida on this 14th day of September, 2015.

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ George Feldenkreis
George Feldenkreis Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Feldenkreis and Oscar Feldenkreis, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ George Feldenkreis George Feldenkreis	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 14, 2015

/s/ Oscar Feldenkreis Oscar Feldenkreis	Vice Chairman of the Board, President, Chief Operating Officer and Director	September 14, 2015

/s/ Anita Britt Anita Britt	Chief Financial Officer (Principal Financial and Accounting Officer)	September 14, 2015

Signatures	Title	Date

/s/ Jane E. DeFlorio Jane E. DeFlorio	Director	September 14, 2015

/s/ J. David Scheiner J. David Scheiner	Director	September 14, 2015

/s/ Alexandra Wilson Alexandra Wilson	Director	September 14, 2015

/s/ Bruce J. Klatsky Bruce J. Klatsky	Director	September 14, 2015

/s/ Michael W. Rayden Michael W. Rayden	Director	September 14, 2015

EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Broad and Cassel

23.1	Consent of Broad and Cassel (contained in its opinion filed as Exhibit 5.1 to this registration statement)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Deloitte & Touche LLP